                                         EXHIBIT 99.1

FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS FOR ITS
2011 SECOND FISCAL QUARTER AND SIX-MONTH PERIOD
ENDED SEPTEMBER 30, 2010

•	$1.06 DILUTED EPS ON NET INCOME OF $38.9 MILLION, UP APPROXIMATELY 17% OVER THE PRIOR YEAR QUARTER.

•	$312.6 MILLION IN REVENUE, A 7% INCREASE OVER THE PRIOR YEAR QUARTER DUE TO OPERATIONAL IMPROVEMENT IN AUSTRALIA, WEST AFRICA, EUROPE AND NORTH AMERICA.

•	COMPLETION OF GLOBAL RESTRUCTURING OF BRISTOW’S OPERATIONS AS PART OF THE CONTINUING IMPLEMENTATION OF OUR GLOBAL BUSINESS STRATEGY, SIGNIFICANTLY LOWERING OUR EFFECTIVE TAX RATE.

HOUSTON, November 4, 2010 – Bristow Group Inc. (NYSE: BRS) today reported net income for the three months ended September 30, 2010 of $38.9 million, or $1.06 per diluted share, compared to $33.2 million, or $0.92 per diluted share, in the September 2009 quarter.  The quarter benefited from sequential improvement in the underlying operations and a significant reduction in the effective tax rate, which was driven by a global restructuring of Bristow’s operations as part of the continuing implementation of our global business strategy, in addition to a shift of expected earnings for the current fiscal year to lower tax jurisdictions.

Revenue for the three months ended September 30, 2010 totaled $312.6 million compared to $291.6 million in same period a year ago.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) totaled $74.6 million compared to $74.1 million in the September 2009 quarter.  Results benefited from revenue increases in Australia, West Africa, North America and Europe compared to the same quarter a year ago, driven by the addition of new contracts and increases in both price and activity for certain customers.  These increases were partially offset by a lower level of gain on disposal of assets year-over-year and higher compensation costs in Australia and Nigeria.

“We are pleased with our higher fiscal second quarter results as we were able to deliver sequential improvement in both revenue and earnings,” said William E. Chiles, President, Chief Executive Officer of Bristow Group.  “The underlying performance of our operations was strong and the operating margins improved sequentially in several of our business units including Europe, West Africa, North America and Other International.  Our global restructuring has also benefited shareholders by aligning our corporate structure with how we do business, significantly lowering our effective tax rate.  The expected amendment to our credit facility improves our liquidity position and increases capital structure flexibility while lowering the overall cost of debt.  These efforts demonstrate the Bristow team’s commitment to lower our cost of capital.

“As previously disclosed, we continue to expect revenue and earnings per share for the current fiscal year to be stronger than fiscal year 2010 as additional newer-technology aircraft go to work for our customers and we relentlessly focus on improving returns and lowering our after tax cost of capital.  We continue to anticipate a much stronger second half compared to the first half of fiscal year 2011,” Chiles added.

SECOND QUARTER FY2011 RESULTS

•	Revenue totaled $312.6 million compared to $291.6 million in same period a year ago.

•	Operating income remained flat at $53.6 million.

•
EBITDA totaled $74.6 compared to $74.1 million in the September 2009 quarter.  EBITDA is a measure that has not been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”).  Please refer to disclosures contained at the end of this news release for additional information about EBITDA.

•	Net income totaled $38.9 million, or $1.06 per diluted share, compared to $33.2 million, or $0.92 per diluted share, in the September 2009 quarter.

Net income and earnings per share increased due to a significant reduction in our effective tax rate, which was 7.9% versus 25.0% in the September 2009 quarter.  This reduction was driven by a global restructuring of our operations as part of the continuing implementation of our global business strategy, in addition to a shift of our expected earnings for the current fiscal year to lower tax jurisdictions.  This benefit was partially offset by increased interest expense and lower foreign currency transaction and hedging gains.

Our Europe business unit added two new customers and saw an increase in activity over the prior year quarter, which along with higher equity earnings from our military training unconsolidated affiliate, FB Heliservices Limited, increased our operating margin in this market.

Our North America business unit continued to benefit during the quarter from contracts with BP in the U.S. Gulf of Mexico, where nine of our aircraft were supporting the well control and spill cleanup efforts at the end of September.  While we can’t predict how long this work will continue, for the past two quarters the new work more than offset lost business from customers stalled by the deep-water moratorium, which has now been lifted.  Subsequent to September 30, 2010, this work has continued to wind down.

Our West Africa business unit also benefitted from new contracts and rate escalations on existing contracts in excess of lost work with certain existing customers.  We have also benefitted from a continued effort to reduce aircraft maintenance delays in this market, which reduced the number of days our aircraft were grounded during the quarter.  Despite the revenue improvement, our operating margin remained relatively flat versus the prior year quarter as we incurred severance costs for employees that had been supporting a major contract that finished in September.  We are continuing to seek permanent work to replace the earnings associated with this contract.

Our Australia business unit saw a significant increase in revenue over the prior year quarter resulting from new contracts and a favorable impact of change in foreign currency exchange rates.  However, as a result of an increase in annual leave and long service leave provisions in this market, compensation costs have increased contributing to a decrease in operating margin versus the same quarter last year.

Our Other International business unit’s operating margin was lower primarily due to reduced earnings in Kazakhstan as we stopped operating in this market in a year ago and the Comparable Quarter included a $2.5 million reversal of a bad debt provision.  Our results for our unconsolidated affiliate in Brazil totaled $1.8 million for the three months ended September 30, 2010, which were also reduced by foreign exchange losses.  These foreign exchange losses partially mask the fact that the normal operations of our affiliate in this market, Líder Aviação Holding S.A. (“Líder”), have shown significant improvement sequentially over the past several quarters from a revenue and EBITDA standpoint.  Excluding the impact of foreign exchange losses, our equity earnings for Líder would have been approximately $3.8 million for the three months ended September 30, 2010.  The improvement in Líder’s normal operations translated into a sequential improvement in quarterly earnings from our investment, which led to higher operating margin for this business unit in the second fiscal quarter compared with the preceding quarter.

During the September 2010 quarter we experienced only modest gains on the sale of a few aircraft and these gains during the quarter were $3.0 million lower than those during the same quarter last year; however, we continue to see opportunities for sale of our aircraft in the aftermarket.

YEAR-TO-DATE RESULTS THROUGH SEPTEMBER 30, 2010

•	Revenue totaled $604.8 million compared to $582.1 million for the same period a year ago.

•	Operating income was $93.2 million compared to $98.3 million for the six months ended September 30, 2009.

•	EBITDA totaled $134.4 million compared to $135.8 million for the six months ended September 30, 2009.

•	Net income totaled $59.7 million, or $1.63 per diluted share, compared to $56.9 million, or $1.58 per diluted share, for the six months ended September 30, 2009.

Our year-to-date results through September 30, 2010 benefitted from revenue increases in Australia, West Africa and North America compared to the same period a year ago, which was driven by the addition of new contracts and increases in rates on existing contracts in excess of reduced activity for certain customers.

Despite increased revenue, operating income and EBITDA decreased due to a lower level of gain on disposal of assets and reduced earnings in Kazakhstan.

Net income and earnings per share benefitted from a significant reduction in our effective tax rate, which was 16.6% versus 26.4% for the six months ended September 30, 2009.  This reduction was driven by a global restructuring of our operations as part of the continuing implementation of our global business strategy, in addition to a shift of our expected earnings for the current fiscal year to lower tax jurisdictions.  This benefit was partially offset by increased interest expense.

CAPITAL AND LIQUIDITY

For the six months ended September 30, 2010, net cash generated by operating activities was $69.2 million and net cash used in investing activities was $44.5 million.  At September 30, 2010, we had:

•	$1.4 billion in stockholders’ investment and $720.6 million of indebtedness,

•	$108.5 million in cash and a $100 million undrawn revolving credit facility, and

•	$154.2 million in aircraft purchase commitments for 12 aircraft.

In addition, we are currently negotiating an amendment to our existing bank credit facility to extend the facility for five years and increase the amount financed to $375 million. The facility is expected to consist of a $200 million term loan and a $175 million revolver at an initial expected rate of Libor+250. We expect to use proceeds for general corporate purposes, including repayment of existing indebtedness. Completion of the amendment is subject to reaching agreement on the definitive documentation and satisfaction of customary closing conditions.

CONFERENCE CALL

Management will conduct a conference call starting at 9:00 a.m. ET (8:00 a.m. CT) on Friday, November 5, 2010, to review financial results for the 2011 second quarter.  This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com.  The conference call can be accessed as follows:

Via Webcast:
•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com
•	Live: Click on the link for “Bristow Group Fiscal 2011 Second Quarter Earnings Conference Call”
•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:
•	Live: Dial toll free 1-877-941-9205
•	Replay: A telephone replay will be available through November 19, 2010 and may be accessed by calling toll free 1-800-406-7325, passcode: 4330736#

Via Telephone outside the U.S.:
•	Live: Dial 480-629-9866
•	Replay: A telephone replay will be available through November 19, 2010 and may be accessed by calling 303-590-3030, passcode: 4330736#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations.  The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska,  Australia, Brazil, Mexico, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  These forward-looking statements include statements regarding the impact of activity levels including the amendment to our credit facility and use of proceeds therefrom, business performance, fiscal 2011 results and other market and industry conditions.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter and six months ended September 30, 2010 and annual report on Form 10-K for the fiscal year ended March 31, 2010.  Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

 (financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009

Gross revenue:
Operating revenue from non-affiliates	$270,053	$247,642	$524,647	$496,533
Operating revenue from affiliates	16,484	17,460	33,899	32,062
Reimbursable revenue from non-affiliates	25,933	24,746	45,996	50,599
Reimbursable revenue from affiliates	89	1,767	255	2,873
	312,559	291,615	604,797	582,067
Operating expense:
Direct cost	189,110	173,392	372,274	354,069
Reimbursable expense	25,020	26,304	45,198	52,961
Depreciation and amortization	20,968	18,470	40,299	36,656
General and administrative	30,515	29,686	61,417	58,488
	265,613	247,852	519,188	502,174

Gain on disposal of assets	1,897	4,880	3,615	10,889
Earnings from unconsolidated affiliates, net of losses	4,716	4,924	4,014	7,557
Operating income	53,559	53,567	93,238	98,339

Interest income	168	210	460	432
Interest expense	(11,452)	(10,640)	(22,490)	(20,652)
Other income (expense), net	(111)	1,809	404	328
Income before provision for income taxes	42,164	44,946	71,612	78,447
Provision for income taxes	(3,316)	(11,236)	(11,856)	(20,746)
Net income	38,848	33,710	59,756	57,701
Net income attributable to noncontrolling interests	32	(540)	(68)	(808)
Net income attributable to Bristow Group	38,880	33,170	59,688	56,893
Preferred stock dividends	—	(3,163)	—	(6,325)
Net income available to common stockholders	$38,880	$30,007	$59,688	$50,568

Earnings per common share:
Basic	$1.07	$0.98	$1.66	$1.70
Diluted	$1.06	$0.92	$1.63	$1.58

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2010	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$108,501	$77,793
Accounts receivable from non-affiliates	231,351	203,312
Accounts receivable from affiliates	19,812	16,955
Inventories	193,017	186,863
Prepaid expenses and other current assets	41,759	31,448
Total current assets	594,440	516,371
Investment in unconsolidated affiliates	205,779	204,863
Property and equipment – at cost:
Land and buildings	95,998	86,826
Aircraft and equipment	2,093,105	2,036,962
	2,189,103	2,123,788
Less – Accumulated depreciation and amortization	(436,769)	(404,443)
	1,752,334	1,719,345
Goodwill	32,185	31,755
Other assets	22,187	22,286
	$2,606,925	$2,494,620

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$61,545	$48,545
Accrued wages, benefits and related taxes	36,049	35,835
Income taxes payable	952	2,009
Other accrued taxes	5,575	3,056
Deferred revenues	6,904	19,321
Accrued maintenance and repairs	15,663	10,828
Accrued interest	6,429	6,430
Other accrued liabilities	20,680	14,508
Deferred taxes	10,714	10,217
Short-term borrowings and current maturities of long-term debt	23,798	15,366
Total current liabilities	188,309	166,115
Long-term debt, less current maturities	696,779	701,195
Accrued pension liabilities	112,551	106,573
Other liabilities and deferred credits	28,636	20,842
Deferred taxes	148,021	143,324

Stockholders’ investment:
Common stock	362	359
Additional paid-in capital	684,464	677,397
Retained earnings	879,033	820,145
Accumulated other comprehensive loss	(137,414)	(148,102)
	1,426,445	1,349,799
Noncontrolling interests	6,184	6,772
	1,432,629	1,356,571
	$2,606,925	$2,494,620

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended September 30,
	2010	2009

Cash flows from operating activities:
Net income	$59,756	$57,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,299	36,656
Deferred income taxes	4,385	13,340
Discount amortization on long-term debt	1,565	1,462
Gain on disposal of assets	(3,615)	(10,889)
Gain on sale of joint ventures	(572)	—
Stock-based compensation	8,019	6,611
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	(890)	(3,846)
Tax benefit related to stock-based compensation	(179)	(433)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(24,940)	13,707
Inventories	(3,000)	(13,243)
Prepaid expenses and other assets	(14,363)	(10,391)
Accounts payable	9,774	2,528
Accrued liabilities	(2,917)	(10,303)
Other liabilities and deferred credits	(4,138)	10,709
Net cash provided by operating activities	69,184	93,609
Cash flows from investing activities:
Capital expenditures	(63,943)	(136,145)
Deposits on assets held for sale	1,000	—
Proceeds from sale of joint ventures	1,291	—
Proceeds from asset dispositions	17,178	71,238
Acquisition, net of cash received	—	(178,961)
Net cash used in investing activities	(44,474)	(243,868)
Cash flows from financing activities:
Proceeds from borrowings	10,012	—
Repayment of debt	(7,630)	(8,858)
Distribution to noncontrolling interest owners	(637)	—
Partial prepayment of put/call obligation	(28)	(37)
Acquisition of noncontrolling interest	(800)	—
Preferred stock dividends paid	—	(6,325)
Issuance of common stock	111	1,089
Tax benefit related to stock-based compensation	179	433
Net cash provided by (used in) financing activities	1,207	(13,698)
Effect of exchange rate changes on cash and cash equivalents	4,791	6,193
Net increase (decrease) in cash and cash equivalents	30,708	(157,764)
Cash and cash equivalents at beginning of period	77,793	300,969
Cash and cash equivalents at end of period	$108,501	$143,205

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Gross revenue:
Europe	$117,595	$113,913	$219,286	$228,978
North America	55,281	48,737	108,092	98,593
West Africa	58,110	51,452	117,206	106,269
Australia	37,364	30,333	72,655	58,496
Other International	36,295	37,007	69,114	70,001
Corporate and other	8,421	11,362	19,263	23,178
Intrasegment eliminations	(507)	(1,189)	(819)	(3,448)
Corporate and other	$312,559	$291,615	$604,797	$582,067

Operating income (loss):
Europe	$21,612	$19,063	$39,911	$38,841
North America	8,904	4,716	14,212	9,142
West Africa	17,158	15,064	32,794	28,727
Australia	6,094	7,011	14,046	12,667
Other International	11,102	12,978	13,367	20,190
Corporate and other	(13,208)	(10,145)	(24,707)	(22,117)
Gain on disposal of other assets	1,897	4,880	3,615	10,889
Consolidated total	$53,559	$53,567	$93,238	$98,339

Operating margin:
Europe	18.4%	16.7%	18.2%	17.0%
North America	16.1%	9.7%	13.1%	9.3%
West Africa	29.5%	29.3%	28.0%	27.0%
Australia	16.3%	23.1%	19.3%	21.7%
Other International	30.6%	35.1%	19.3%	28.8%
Consolidated total	17.1%	18.4%	15.4%	16.9%

Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	14,432	14,242	27,399	29,097
North America	23,279	21,215	44,683	43,332
West Africa	9,572	8,470	19,332	17,420
Australia	3,318	2,794	6,558	5,674
Other International	12,577	11,810	24,055	22,935
Consolidated total	63,178	58,531	122,027	118,458

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
AS OF SEPTEMBER 30, 2010

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)	Unconsolidated Affiliates (2)	Total
Europe	—	14	37	—	—	51	63	114
North America	72	27	6	—	—	105	—	105
West Africa	12	33	5	—	3	53	—	53
Australia	3	14	18	—	—	35	—	35
Other International	5	42	12	—	—	59	136	195
Corporate and other	—	—	—	76	—	76	—	76
Total	92	130	78	76	3	379	199	578
Aircraft not currently in fleet: (3)
On order	—	5	7	—	—	12
Under option	—	25	10	—	—	35
_________

(1)	Includes 12 aircraft held for sale.

(2)	The 199 aircraft operated or managed by our unconsolidated affiliates are in addition to those aircraft leased from us.

(3)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

EBITDA is a measure that has not been prepared in accordance with GAAP and has not been audited or reviewed by our independent auditors.  EBITDA is therefore considered a non-GAAP financial measure.  A description of adjustments and a reconciliation to net income, the most comparable GAAP financial measure to EBITDA, is as follows (in thousands):

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)
Net income	$38,848	$33,710	$59,756	$57,701
Provision for income taxes	3,316	11,236	11,856	20,746
Interest expense	11,452	10,640	22,490	20,652
Depreciation and amortization	20,968	18,470	40,299	36,656
EBITDA	$74,584	$74,056	$134,401	$135,755

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